Conference Call Script
1st Quarter 2024 Results
Tuesday, April 23, 2024
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Danielle, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the quarter ended March 31, 2024. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' first quarter 2024 earnings release was issued this morning and is available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP financial measures, is included at the end of the earnings release.

This call will include about 15 to 20 minutes of prepared commentary, followed by a question-and-answer session, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in today's call will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Danielle. Good morning, everyone, and thanks for joining our call today. I want to start off by thanking Chuck Sulerzyski for his service over his 13-year tenure with the bank, as he retired effective March 31. Chuck was instrumental in moving us into the future, cleaning up our credit quality after the Great Recession, driving shareholder value through improved performance, both organically and through acquisitions, advancing our technology to match that of our largest competitors, and probably the most important part of his legacy, leaving behind a culture that promotes the well-being of associates, which creates a better customer experience, and focuses on giving back to our communities in a meaningful way. Thanks, Chuck, for everything you've done.

Moving on to our first quarter performance. Earlier this morning, we reported earnings of $29.6 million, while our diluted earnings per share were $0.84 compared to $0.96 for the linked quarter.

As we noted in our last quarter, we have annual expenses that we recognize during the first quarter of each year, which included employer contributions to health savings accounts, and stock-based compensation expense for certain retirement eligible employees. These additional costs totaled $2.6 million and negatively impacted diluted EPS by $0.06 for the first quarter. We had many positives for the quarter and are pleased with our results.

Our net interest margin compressed only 5 basis points compared to the linked quarter, excluding the impact of accretion income from acquisitions, we had stable fee-based income as annual performance-based insurance commissions offset declines in lease income. Our noninterest expense was down compared to the linked quarter, excluding the annual first quarter increases for stock-based compensation and employer contributions to health savings accounts.

Our loan-to-deposit ratio declined to 84.7% compared to 86.1% at year-end. Positive balances increased 2% compared to year-end, and were largely driven by retail CD growth.

Our tangible book value per share improved $0.23, and was $18.39 at quarter-end.

We announced an increase to our quarterly dividend for the ninth consecutive year, and we completed another $3 million share repurchase during the quarter.

Moving on to our credit quality, our allowance for credit losses grew to 1.05% of total loans at quarter-end. The increase in our allowance was driven by moderate deterioration in the macro economic conditions in our CECL model, our higher reserves on our individually-analyzed loan portfolio and loan growth.
Our net charge-off rate for the quarter declined slightly compared to the linked quarter, and was 22 basis points annualized for the first quarter.

While consumer indirect and leasing net charge-off trends are elevated compared to prior-year quarters, they are more consistent with historical pre-pandemic averages. And we remain satisfied with our risk-adjusted returns on these businesses.

Nonperforming assets grew to 50 basis points of total assets at quarter-end, compared to 43 basis points at year-end. Most of the increase was related to higher non-accrual balances. The portion of our loan portfolio considered current at quarter-end, improved to 98.7% from 98.6% at year-end.
Criticized and classified loans both increased during the quarter, and were driven by the downgrade of two acquired commercial and industrial loan relationships.

We view our credit quality as a strength despite some specific downgrades this quarter. The collateral and guarantor support on the loans in question is strong, and these relationships are not indicative of an overall trend in our commercial credit quality. Our portfolio strength is evidenced by the low delinquency rates this quarter.

As far as loan concentrations, we continue to have no material exposure in commercial office space, hospitality or assisted living. Our multifamily loans remain relatively unchanged from year-end, as these loans stood at $522 million at quarter-end, compared to $520 million at year-end. As we have noted before, these properties are primarily located within growth markets, with strong economic metrics and notable sponsor support.

Compared to year-end, our total loan portfolio grew $44 million, or 3% annualized. Most of the growth was driven by increases in our commercial real estate, premium finance and commercial and industrial loan balances, which were up $112 million in total. This growth was partially offset by declines in construction loans, which were down $49 million, and our consumer direct and consumer indirect loans also combined for a $31 million decrease compared to the linked quarter-end. Part of the decline in loan balances was driven by the renewal cycles of acquired Limestone loans that were paid off.

At quarter-end, our commercial real estate loans comprised 36% of total loans, nearly 40% of which were owner occupied, while the remainder were investment real estate. At the same time, our total consumer loans, which include residential real estate and home equity lines of credit, were 28% of total loans.
Commercial and industrial loans were 20%. Specialty finance totaled 11% and construction loans were 5%.
At quarter-end, 48% of our total loans were fixed rate, with the remaining 52% at a variable rate.
I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler. For the first quarter, our net interest income declined 2% mostly due to lower accretion income net of amortization expense from our acquisition. Improvements in loan and investment income offset higher deposit expense for the quarter.

Our net interest margin was 4.27% for the first quarter, compared to 4.44% for the linked quarter. The change in net interest margin was driven mostly by the decline in accretion income, which contributed 32 basis points to our margin this quarter, compared to 45 basis points last quarter.
For the fourth quarter, we had refinements in our fair value marks for Limestone that contributed an additional 7 basis points to margin.

We continue to expect our accretion to normalize in the coming months, as some of the initial noise around refinements to fair values and portfolio activity subside. The small remaining decline in net interest margin compared to the linked quarter was mostly due to excess cash on hand during the quarter, which negatively impacted margin by 6 basis points.

For liquidity purposes, we are holding cash on our balance sheet that we had previously were holding off-balance sheet. We continued to run CD specials in the first quarter of 2024. We will evaluate our position and look for opportunities to lower our rates while keeping the duration of term on our retail CDs on the shorter end to retain flexibility.

Moving on to our fee based income. We were down 1% compared to the linked quarter, which is driven by declines in our lease and electronic banking income and partially offset by higher insurance income. We typically recognize higher insurance income in the first quarter of each year due to annual performance-based insurance commissions, which totaled 2.2 million, compared to 1.5 million for the prior-year quarter.
As it relates to our noninterest expenses, they were up slightly compared to the linked quarter. However, when excluding the additional cost of $2.6 million related to employer contributions to health savings accounts and stock-based compensation expense for certain retirement-eligible employees, our noninterest expenses were down compared to the linked quarter. Compared to the prior-year quarter, noninterest expense grew 21% and was heavily impacted by the larger footprint and ongoing operating costs of the additional offices from Limestone.

For the first quarter, our reported efficiency ratio was 58% compared to 56% for the linked quarter. When adjusted for noncore expenses, our efficiency ratio was 58.1% compared to 54.9% for the linked quarter. The increase was related to higher noninterest expense, mostly due to our additional annual first quarter expenses coupled with lower net interest income due to declined accretion income.
Moving on to our balance sheet. Our investment securities portfolio to total assets was relatively stable compared to year-end, and was at 20.1% at March 31. At the same time, our loan-to-deposit ratio declined to 84.7% from 86.1% at year-end.

We continue to have a healthy level of liquidity, and have been holding more cash on our balance sheet in recent months. We mentioned last quarter that we utilize the Federal Reserve's Bank Term Funding Program, and while additional funding has been restricted, we currently have $163 million outstanding that we anticipate holding until maturity in January of 2025 as long as rates continue to make this advantageous.
From a deposit perspective, we grew our balances 2% from year-end. We were able to increase our retail CDs by 16%, governmental deposits by 14%, and money markets by 11%.

We implemented a deposit pricing strategy last year, utilizing short-term, higher-rate CD offerings for customers, which continued to bolster our CD balances into the first quarter. While we want to retain the deposits we have generated, we also want to control our deposits costs long term. The increase in governmental deposits during the quarter was related to seasonal influxes of cash.

Our demand deposits declined to 35% of total deposits at quarter-end, compared to 38% at year-end, and has been impacted by our retail CD growth in recent quarters. At quarter-end, our deposit composition was 76% in retail deposit balances, which included small businesses, and 24% in commercial deposit balances.
Our average retail customer deposit relationship was $24,000 at quarter-end, while our median was $2,800.
Moving on to our capital position, we are confident in the value of our stock and repurchased another $3 million of shares during the first quarter. Additionally, we remain confident in our performance and raised our quarterly dividend by a penny this morning, making this the ninth consecutive year of a dividend increase. Our $0.40 dividend represents a yield of 5.6% per share.

At quarter-end, our capital ratios remained strong. Our common equity tier-1 capital ratio was 11.7%. Our total risk-based capital ratio was 13.4% and our leverage ratio was 9.4%. Our tangible equity to tangible assets ratio improved to 7.4% compared to 7.3% at year-end, due to increased retained earnings. This calculation has been negatively impacted in recent quarters by the excess cash we have been holding on our balance sheet. For several quarters, our accumulated other comprehensive losses have reduced this ratio, which stood at $109 million dollars at quarter-end.

Our tangible book value per share grew to $18.39 at quarter-end, compared to $18.16 at year-end.
Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie. As we move forward into 2024, our main goal is to continue making progress on our strategic initiatives. We intend to invest in our infrastructure and technology; be unwavering in our high-quality credit standards; take care of our clients and communities; focus on our associates and being a great employer; drive shareholder value by consistently providing solid performance and total return on our stock; and continue to be acquisitive when it is beneficial in the future.
As it relates to our financial performance for 2024, we anticipate net interest income to benefit from the full year impact of the Limestone merger. We expect our quarterly net interest margin to be between 4.1% and 4.3% assuming that there are no significant short-term interest rate changes in 2024. We believe our fee-based income growth will be between 6% and 8% compared to 2023.
We expect quarterly total noninterest expenses to be between $67 million and $69 million for the second, third and fourth quarters of 2024. We believe our loan growth for 2024 will be between 6% and 8% compared to 2023.
As we noted last quarter, we anticipate an increase in our provision for credit losses with the anticipated loan growth and return of some of our net charge-offs to pre-pandemic levels. As we move through the year, we're anticipating a full year net charge-off rate of around 20 basis points.

Our first quarter earnings continued to beat expectations, and our diluted EPS of $0.84 exceeded the consensus analyst estimate of $0.80 for the quarter.

I could not be more proud of what our associates and teams have done in recent quarters in terms of preparing for expected growth, implementing new technology, integrating our most recent merger, and driving organic growth, while taking care of each other and our clients. We will continue to build upon our successes into 2024 and beyond, all with the goal of making People's the best community bank in America.
This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox, and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). Brendon Nosal from Hovde Group.

Brendan Nosal:
I guess just to start off here on an update for the internal prep for 10 million in assets, just kind of curious, what inning you're in, how much more run-rate cost you need to bake in? And then maybe some early thoughts on the Durbin impact as well.

Tyler Wilcox:
Yes, Brendon, thanks for the question. I would say from an inning perspective, I'd say in terms of preparation, we're in the ninth inning, and we're ready to go. If the correct opportunity came by, we feel confident in the investments that we've made and the preparation that we made, both in People's systems and preparation for the regulatory environment. So from that perspective, it's just a matter of finding the right opportunity in order to cross.
I believe the second part of your question was related to the expenses?

Katie Bailey:
Yes, and I think the expense base for the first quarter includes all of the expenses we expect there's some minor enhancements we'll make as it relates to risk management and so forth, but nothing from a material perspective yet to be added on the expense base.

Brendan Nosal:
Okay, fantastic. That's helpful. Maybe to pivot over to the deposit side of things, just kind of curious for your latest thoughts on where noninterest-bearing balances might bottom. I know it's tough to pinpoint, but any color there will be helpful.

Katie Bailey:
Yes, as you saw, we had some decline in the first quarter. What I can say is we expect to experience a little more continued runoff as we proceed through 2024, nothing significant. And the good news to date for the month of April, we're actually showing some stability in that category, so I hope -- would like to see that trend continue. But from a forecast perspective, I think we still expect some migration out of noninterest-bearing deposits as we proceed through 2024.

Brendan Nosal:
All right, perfect. Thanks for taking the questions.

Operator:
Daniel Tamayo from Raymond James.

Daniel Tamayo:
Maybe first on the NII and the NIM guidance, maybe Katie, if you could give us an idea of what's baked in to that 4.1 to 4.3% NIM guidance? What made -- pushed you towards the lower end versus the higher end? And then if you have any more thoughts or detail on how much pressure you're expecting on accretion, that'd be great as well.

Katie Bailey:
Yes, I think the big variable in the NIM is deposits and the migration and the costs that it takes to retain those. So that would drive us to the lower end. I think from a rate forecast, I think as we noted in here, we're relatively neutral from our balance sheet position; and therefore, 25 basis points, a couple of those, I think we can manage pretty effectively to maintain that range. So I think that's kind of the main drivers.
From an accretion perspective, we printed a 33-basis point impact of accretion this quarter. I think I had last quarter guided to 30 to 35. I think we'll be in that range, 30 to 35, for the second quarter, we might dip below that in the back half of this year, as those funds continue to reprice or kind of renew either in our portfolio or out of our portfolio.

Daniel Tamayo:
Okay. But fair to say you're still expecting, I guess, some core NIM pressure in your baseline assumptions?

Katie Bailey:
I think there's a few basis points of pressure -- compression that we might experience next quarter, nothing to the tune of what we experienced this quarter. I know we didn't have a true-up in accretion this quarter, like we did in the fourth quarter, so I think we'll still be -- from accretion perspective, we'll still be in that 30 to 35 basis points. I think it'll be the deposit cost that we might continue to see a few more basis points of compression, but nothing significant from my perspective.

Daniel Tamayo:
Got it. Okay. Thank you. And then in terms of the excess cash on the balance sheet, what's the plan for how long that that sticks around?

Katie Bailey:
Yes, some of that will migrate off as we have public funds balances roll off. As we've noted before, seasonally, in the first quarter, public funds are at a high watermark and those are collateralized through investment securities being pledged to them. So as those migrate off, we'll be able to reduce the pledge securities and therefore, maintain some of that liquidity off-balance sheet through unpledged investments. So that'll be one of the strategies. So you'll see some of that come off in the second quarter. And we have some other activities which -- deploying that we expect to see benefit as we proceed through the third quarter.

Daniel Tamayo:
Okay. But that's all kind of contemplated in the high-level net interest margin path you were talking about?

Katie Bailey:
That's correct, yes.

Daniel Tamayo:
Okay. All right. Thanks so much for the color.

Operator:
Terry McElroy from Stephens.

Terry McEvoy:
Could you just, kind of big-picture, Tyler, in the release, you said demand for C&I loans and leasing remained strong. And then later in the release, there was an increase in the provision connected to a deterioration in the economic condition. So Tyler, can you just talk about the healthier markets and where you're seeing the C&I loan growth in particular?

Tyler Wilcox:
Sure, Terry, so a couple of thoughts, just to maybe make some distinction there. The provision release did include some macro-economic considerations where we take into consideration employment nationally; we take into consideration a Q factor there of CRE nationally. I would distinguish that with our view on our book of business. And so we see the growth coming from a broad-based segment of our markets.
One of the reasons why we are satisfied with our overall loan portfolio and our production is because of the breadth of geography that we have and the breadth of different businesses that we have, that portfolio of businesses' approach that we've developed.
So notwithstanding some of the small ticket leasing having a slight uptick in credit issues, we see demand nationally in the leasing businesses. We saw good growth and we expect to continue to see good growth in the national premium finance business.
And then on the C&I and CRE side, we continue to kind of have again, that broad-based market of Louisville, Lexington, Washington, D.C., Columbus, Cleveland, Cincinnati and so forth. So I guess I would say the confidence in that 6% to 8% guidance comes from the strength of the pipeline that we're seeing today. And historically, we've seen a little bit slower out of the gate. But if you look at the raw production, we think we have a chance to hit those numbers, that's pretty realistic.

Terry McEvoy:
Appreciate that, Tyler. And then as a follow-up question on the commercial real estate, specifically, the non-owner-occupied, what's the amount that matures over the next year or 2 years? And how have you stress-test that just to prepare the borrower for higher interest rates?

Tyler Wilcox:
Yes, we're pretty satisfied with our processes in terms of how we stress-test the book. Obviously, in the last couple of years particularly, we've had a lot of discipline around that. In the next year, there's about 185 million that's coming due over the next year. And we feel good about kind of the strength of those borrowers and about 130 million in 2025, a very manageable amount. And again, our kind of internal credit disciplines of reviewing the strength of the borrower, looking at debt service coverage ratios, and all of the rest of the financial disciplines, lead us to those conclusions.

Terry McEvoy:
Great, thanks for taking my questions and appreciate the forward-looking financial guidance provided earlier. Thank you.

Operator:
Tim Switzer from KBW.

Tim Switzer:
The first one I have is with your NIM guidance. Assuming no meaningful changes to short-term rates, what would be the impact if in late 2024 or early 2025, we start to get a series of rate cuts, say, three to four 25-basis point cuts. How do you think the NIM would trend over the next year? Is it down initially, as loans reprice lower, and then maybe some relief as deposits start to reprice? How are you guys thinking about that?

Katie Bailey:
Yes, I think that's right. I think as long as they stay in 25-basis point increments and don't do a meaningful cut at one meeting, which I think is our expectation on the go-forward, I think the impact will be relatively minimal, maybe somewhere around 5%, so not significant to the -- our basis -- sorry -- 5 basis points, not significant to the expense if they keep it to 25 for a couple of meetings.
And I think to your point, I think as we proceed through time, I think we'll be able to recover some of that back through margin, to the point you made on deposits. So our retail CD production is relatively short term. We won't get the immediate benefit of those repricing lower, but in relatively short order, we'd be able to see some benefit and relief on that funding.

Tim Switzer:
Okay. That's helpful. And your expenses this quarter were a bit better than your guidance to be above that $67 million, $69 million range. Is there an opportunity, do you think, for the rest of the year for you to be kind of at the low end of that $67 million to $69 million range in your guide? And what kind of drove the better trends there?

Katie Bailey:
Yes, I think there's a chance for a quarter or two, we might be on the lower side, I think we'll be somewhere in the midpoint of that range pretty consistently through the year. I think some of the main drivers is medical costs for us in the first quarter came in a little softer than we had anticipated, which isn't a bad thing. But I think generally, those kind of grow as we proceed through the year, which is why I don't think we'll see that benefit we saw in the first quarter each quarter going forward.

Tim Switzer:
Okay. Got it. And then the last question for me: your noninterest income guide of up 6% to 8%, is that excluding net gains and losses --

Katie Bailey:
Yes.

Tim Switzer:
-- (inaudible) think. Okay. Thank you.

Katie Bailey:
Yes, excluding gains and losses on investments, security sales, as well as kind of any other assets we would sell.

Tim Switzer:
Great, thank you. That's all for me.

Operator:
(Operator Instructions). Manuel Navas from D.A. Davidson.

Manuel Navas:
Just a follow-up on that fee guide. It's a little bit lower than before. Can you just talk about the drivers there?

Katie Bailey:
Yes, I think the big driver for that is electronic banking income. I think we've seen -- and consistent with what we've seen in industry publications, some compression or some reduction in electronic banking income, which is probably the main driver in that category. And couple that with a little bit softer mortgage market than what we had anticipated, although I think we see some signs that we might get some relief in that in the coming quarters, but those are the two main drivers.

Manuel Navas:
Okay, great. And you talked about the criticized classified increases kind of. Did I catch that right? It's mainly two acquired loans? And any extra color there would be great.

Tyler Wilcox:
Sure. I'll take that one. So two loans, C&I loans, that happened to be acquired loans, we feel really good about the acquired book, I will say. The one of them is part of the equine portfolio out of the Limestone acquisition, and well-collateralized by property and inventory, we feel good about our ability to continue with that one. And the second is a senior living facilities operator, again, good collateral and guarantor support. So we view these as -- I know it's a cliche, but we view these as one-offs, particularly to the rest of those books in our core and in the acquired books are performing to expectations.

Manuel Navas:
Okay. That's really helpful. Last quarter, you were able to give -- switching over to NIM and NII, you gave some nice ranges for a little bit larger moves in fed funds. Do you have any updates there? If you don't, I can move on, but just wondering if you have any updates for like a steeper decline in fed funds?

Katie Bailey:
Yes, I'd say back to the previous comment. To the extent we experienced the two or three 25-basis point decrease over the next few quarters, I think that guidance would still hold in that [410 to 430]. Again, our asset position or our balance sheet’s relatively neutrally positioned, so I don't think we have a huge impact up or down to the extent rates move 25, 50, 75 basis points over a few meetings.

Manuel Navas:
Okay. So as long as the pace doesn't increase, you can adjust to it, that makes sense.

Katie Bailey:
That's right.

Manuel Navas:
My last question is, you talked about potentially being acquisitive when beneficial. How would you term M&A discussions currently, just kind of what you're hearing in the market and what would you look for to be beneficial?

Tyler Wilcox:
Yes, thanks for the question. A couple of thoughts on that. Beneficial would be the right partnership at the right price, right size and right geography, and I think there's a number of factors that could make it right. Obviously, the ideal scenario that everybody talks about is a one large acquisition to kind of leap-frog over. The universe of those banks is smaller than the kind of $1 billion to $2 billion universe that -- so I think we'll be opportunistic.
If there were a large bank that was willing to partner with us to leap over that 10 billion, we'd be interested there. If there were two to three banks in the $1 billion to $2 billion range that we could do successive acquisitions, we would be interested with that. We've shown the ability in the past to execute on those and to do that well. So we think both paths are absolutely viable. There's obviously a lot of conversations going on throughout the industry. We continue to be active at all times in terms of having those conversations with potential acquisitions and we will continue that. So we're going to be opportunistic when the right move presents itself.

Manuel Navas:
I appreciate that. Thank you.
Operator: At this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a great day.

Operator:
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect